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                                                                    EXHIBIT 99.1


Contact:     Peyton Marshall               Jill Sawdon
             Chief Financial Officer       Director of Corporate Communications
             The Medicines Company         The Medicines Company
             (617) 225-9099 (ph)           (617) 225-9099 (ph)
             (617) 225-2397 (fx)           (617) 225-2397 (fx)



For Immediate Release




                 THE MEDICINES COMPANY UPDATES REVENUE GUIDANCE


CAMBRIDGE, MA, OCTOBER 3, 2001 - The Medicines Company (NASDAQ: MDCO) announced today that due to a more rapid than expected adoption by doctors of a shorter duration regimen of ANGIOMAX(R) (bivalirudin) and the need to expand its sales force in target hospitals it has lowered previous revenue guidance for 2001 and 2002.

The Company now expects revenues of $13 to $14 million in 2001, and revenues of $36 to $41 million in 2002. Previous revenue guidance for 2001 suggested revenues in the range of $18 to 22 million and 2002 revenues of approximately $45 to 55 million. For the quarter ended September 30, 2001, the Company expects to report revenues of approximately $3.5 million.

Despite lower than expected revenues, the Company is ahead of its forecasted expectations for use in patients, demonstrating strong acceptance of ANGIOMAX by the hospitals and doctors where its sales force has been active to date. The Company is also ahead of its forecasted schedule with respect to hospital stockings and formulary adoptions. As of September 28, of the 515 hospitals called on by the Company's sales force, 58% (299) have stocked ANGIOMAX and 39%
(200) have ANGIOMAX on formulary, both ahead of the Company's expectations.

Based on customer acceptance of ANGIOMAX, the Company announced in July that it would increase the size of the Company's sales organization to adequately resource all 750 target hospitals. As of October 1, the sales force has been increased by 30% and the Company now has 90 Representatives, Regional Account Specialists, National Account Managers, Regional Managers and Medical Science Liaisons dedicated to selling ANGIOMAX.
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While the Company anticipated a gradual reduction in patient usage over time, it is finding that doctors are moving more quickly toward shorter infusions in actual practice. In the marketplace today, the majority of ANGIOMAX-treated patients are being treated with one vial. As a result, while the number of patients receiving ANGIOMAX therapy is slightly ahead of the Company's forecast, the vial use is behind the Company's launch forecast. Since the Company's launch forecast anticipated the reduction in duration of infusion per patient over the first three years of launch, it believes that the impact of this earlier transition will primarily be felt in the first two years of launch.

 "We estimate that we are approximately 60 days behind our launch ramp for revenue growth due to lower vial per patient use. As is common with drugs in the hospital, doctors are tending to use shorter duration infusions of ANGIOMAX, resulting in fewer vials used per patient. However, by many objective measures the commercial launch of ANGIOMAX has been successful with strong stocking and formulary adoption and high levels of patient usage in hospitals we have reached to date," said Dr. Clive A. Meanwell, Executive Chairman.

"We are very encouraged by our success in the hospitals we have resourced to date. Our progress reinforces our belief that as we expand our hospital coverage and reach more patients, ANGIOMAX sales will accelerate on a trajectory consistent with our original expectations," said David M. Stack, President and Chief Executive Officer. "We believe ANGIOMAX delivers significant benefits to patients and hospitals alike, and we are confident that its effectiveness, safety profile and potential cost savings compared to heparin will continue to attract new customers in the years ahead."

Clive Meanwell will host a conference call tomorrow morning at 8:30 AM Eastern Time. To participate in the call, please dial 800.523.6069. International participants may dial 1.847.413.4838. If you cannot participate in the live call, a replay will be available for one week. To listen to the replay, please dial 888.843.8954, or 1.630.652.3043 internationally and enter code 4832965.
Alternatively, a webcast will be available for one week on our homepage, www.themedicinescompany.com.

The Medicines Company was founded in 1996 to acquire, develop and commercialize selected pharmaceutical products in late stages of development and approved products. In December 2000, the Company received marketing approval from the U.S. Food and Drug Administration for ANGIOMAX for use as an anticoagulant in combination with aspirin in patients with unstable angina undergoing coronary balloon angioplasty. The Company began selling ANGIOMAX in the United States in January 2001. The Company expects ANGIOMAX to be the cornerstone product of a planned acute hospital franchise. The Company is also developing a second product, CTV-05, a proprietary biotherapeutic agent with a potentially broad range of applications in the treatment of gynecological and reproductive infections. Additional information about the company and its products can be found at www.themedicinescompany.com.
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This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 23, 2001 and incorporated herein by reference. These risk factors include risks as to the commercial success of ANGIOMAX; how long the Company will be able to operate on its existing capital resources; whether the Company's products (other than ANGIOMAX for its approved indication) will advance in the clinical trials process, the timing of such clinical trials, whether the clinical trial results will warrant continued product development, whether and when, if at all, the Company's products will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and, if such products receive approval, whether they will be successfully marketed; the Company's history of net losses; and the Company's dependence on third parties, including manufacturers, suppliers, sales agents and collaborators.